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                                                                     EXHIBIT 5.1

                             Charles H. McCrea, Sr.
                               2176 Pueblo Circle
                              Las Vegas, NV 89109
                                 (702) 369-2728

                                  July 1, 1996



Board of Directors
Mikohn Gaming Corporation
1045 Palms Airport Drive
Las Vegas, NV 89119

     RE:  Mikohn Gaming Corporation
          Registration Statement on Form S-8

Gentlemen:

     I have represented Mikohn Gaming Corporation, a Nevada corporation (the "Company") as special counsel in connection with the proposed issuance and sale by the Company of [1] up to 1,000,000 additional shares (the "Option Shares") of the Company's $.10 par value common stock (the "Common Stock") allocated to the Mikohn Gaming Corporation Stock Option Plan (the "Option Plan") pursuant to the exercise of options granted under the Option Plan, and [2] up to 100,000 additional shares (the "Director Shares") of the Company's Common Stock allocated to the Mikohn Gaming Corporation Director Stock Option Plan (the "Director Plan") pursuant to the exercise of options granted under the Director Plan.

     The Option Shares and the Director Shares are being registered by the Company pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission (the "Commission") on July 2, 1996.

     As such counsel, I have considered such matters of law and examined originals (or copies certified or otherwise identified to my satisfaction) of such records, certificates, documents and other instruments as I deem appropriate under the circumstances.

     I have relied upon the certificates of certain public officials and corporate officers with respect to the accuracy of certain matters of fact contained in the Registration Statement.

     On the basis of the foregoing, it is my opinion that [1] the Option Shares, when issued, sold and paid for pursuant to the permissible exercise of options validly granted under the Option Plan, and [2] the Director Shares, when issued, sold and paid for
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pursuant to the permissible exercise of options validly granted under the
Director Plan, will constitute legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     Nothing herein is to be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada, and I do not claim to be an expert under the securities laws of the United States or any other jurisdiction.

     This opinion is intended solely for the use of the addressee and Hughes Hubbard & Reed in connection with the issuance of the Option Shares and Director Shares. It may not be relied upon by any other person or for any purpose, or reproduced or filed publicly by any person without my written consent, except that I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                         Very truly yours,

                                         /s/ CHARLES H. MCCREA, SR

                                         Charles H. McCrea, Sr.
                                         Nevada Bar No. 2430